UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2018

TERRA TECH CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54258	26-3062661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2040 Main Street, Suite 225

Irvine, California 92614

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 447-6967

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

7.5% Senior Convertible Promissory Note

On June 7, 2018, Terra Tech Corp. (the “Company”) issued a 7.5% Senior Convertible Promissory Note due December 7, 2019 (the “Note”) in the principal amount of $5,000,000 to an accredited investor (the “Purchaser”) for a purchase price of $5,000,000 (the “Offering”) pursuant to a Securities Purchase Agreement with the Purchaser, dated as of March 12, 2018 (the “Purchase Agreement”). The Note and the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Note (the “Conversion Shares”) are collectively referred to herein as the “Securities.” The Note is the second of eight tranches of $5,000,000 7.5% Senior Convertible Promissory Notes to be issued by the Company to the Purchaser pursuant to the Purchase Agreement.

Pursuant to the Purchase Agreement, the Company agreed to sell the Securities pursuant to an effective shelf registration statement on Form S-3 (Registration No 333-210673), declared effective by the Securities and Exchange Commission on August 12, 2016, and a related prospectus supplement thereto.

The Note matures on December 7, 2019 (the “Maturity Date”), less any amounts converted or redeemed prior to the Maturity Date. The Note accrues interest at a rate of 7.5% per annum, payable on the Maturity Date or upon any conversion, prepayment, event of default or other acceleration of payment under the Note. All interest payments under the Note are payable, at the Company’s option, in cash or shares of Common Stock.

All principal and interest due and owing under the Note is convertible into shares of Common Stock at any time at the election of the holder at a conversion price per share equal to the lower of (i) $4.50 or (ii) 87% of the average of the two (2) lowest daily volume weighted average prices of the Common Stock in the thirteen (13) trading days prior to the conversion date (the “Conversion Price”), which Conversion Price is subject to adjustment for (i) stock splits, stock dividends, combinations, or similar events and (ii) full ratchet anti-dilution protection. The Purchaser will have participation rights in subsequent rights offerings and pro rata distributions. Upon certain events of default, the conversion price of the Note will automatically become 70% of the average of the three (3) lowest volume weighted average prices of the Common Stock in the twenty (20) consecutive trading days prior to the conversion date for so long as such event of default remains in effect.

In addition, at any time that (i) the daily volume weighted average price of the Common Stock for the prior ten (10) consecutive trading days is $10.50 or more and (ii) the average daily trading value of the Common Stock is greater than $2,500,000 for the prior ten (10) consecutive trading days, then the Company may demand, upon one (1) day’s notice, that the holder convert the Note at the Conversion Price.

The Company may prepay in cash any portion of the outstanding principal amount of the Note and any accrued and unpaid interest by, upon ten (10) days' written notice to the holder, paying an amount equal to (i) 110% of the sum of the then-outstanding principal amount of the Note plus accrued but unpaid interest, if the prepayment date is within 90 days of the issuance date of the Note; (ii) 115% of the sum of the then-outstanding principal amount of the Note plus accrued but unpaid interest, if the prepayment date is between 91 days and 180 days of the issuance date of the Note; or (iii) 125% of the sum of the then-outstanding principal amount of the Note plus accrued but unpaid interest, if the prepayment date is after 180 days of the issuance date of the Note.

The Purchaser does not have the right to convert the Note to the extent that such conversion would result in such Purchaser being the beneficial owner in excess of 4.99% (or, upon election of such Purchaser, 9.99%), which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to the Company, provided that any increase in such limitation will not be effective until 61 days following notice to the Company.

The foregoing description of the Note is qualified in its entirety by reference to the full text of such document, a copy of which is filed as Exhibit 4.48 to this Current Report on Form 8-K (this “Report”) and which is incorporated by reference herein in its entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed under Item 1.01 of this Report is incorporated by reference into this Item 2.03 in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.48	Form of 7.5% Senior Convertible Promissory Note

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA TECH CORP.

Date: June 7, 2018	By:	/s/ Derek Peterson
Derek Peterson
Chief Executive Officer

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